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                                                                    EXHIBIT 10.4




                          109/111 INVERNESS DRIVE EAST
                              ENGLEWOOD, COLORADO





                          PURCHASE AND SALE AGREEMENT

                                    BETWEEN

                      THE EQUITABLE LIFE ASSURANCE SOCIETY
                             OF THE UNITED STATES,
                             a New York corporation

                                   AS SELLER
                                      AND

                      AMERICAN INDUSTRIAL PROPERTIES REIT,
                      a Texas Real Estate Investment Trust

                                  AS PURCHASER


                            As of December 17, 1997
                                (Effective Date)
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                          PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is made to be effective as of the Effective Date (as hereinafter defined) by and between THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, a New York corporation ("Seller"), having its home office at 1290 Avenue of the Americas, 12th Floor, New York, New York 10104, and AMERICAN INDUSTRIAL PROPERTIES REIT, a Texas Real Estate Investment Trust ("Purchaser"), having an office at 6210 North Beltline Road, #170, Irving, Texas 75063-2656.

                              W I T N E S S E T H:

                                   ARTICLE I

                               PURCHASE AND SALE

         1.1 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase the following:

                 (a) that certain tract or parcel of land situated in Arapahoe County, Colorado, more particularly described on Exhibit A attached hereto and made a part hereof, together with all and singular the rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the property described in clause (a) of this Section 1.1 being herein referred to collectively as the "Land");

                 (b) the buildings and other improvements on the Land, including specifically, without limitation, those certain two (2) office buildings, aggregating approximately 96,386 square feet, located thereon having a street address of 109 and 111 Inverness Drive East, Englewood, Colorado (the property described in clause (b) of this Section 1.1 being herein referred to collectively as the "Improvements");

                 (c) the personal property owned by Seller upon the Land or within the Improvements, including specifically, without limitation, heating, ventilation and air conditioning systems and equipment, appliances, furniture, carpeting, draperies and curtains, tools and supplies, and other items of personal property (excluding cash) used in connection with the operation of the Land and the Improvements (the property described in clause (c) of this Section 1.1 being herein referred to collectively as the "Personal Property");





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                 (d) all of Seller's right, title and interest in all oral or written agreements pursuant to which any portion of the Land or Improvements is used or occupied by anyone other than Seller (the property described in clause
(d) of this Section 1.1 being herein referred to collectively as the "Leases"); and

                 (e) all of Seller's right, title and interest in and to (i) all assignable contracts and agreements relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property which will extend beyond the date of Closing (as such term is defined in Section 4.1 hereof), including specifically, without limitation, all assignable equipment leases (collectively, the "Operating Agreements"), and (ii) all assignable warranties and guaranties (express or implied) issued to Seller in connection with the Improvements or the Personal Property (the property described in this Section 1.1(e) being sometimes herein referred to collectively as the "Intangibles").

         1.2 Property Defined. The Land, the Improvements, the Personal Property, the Leases and the Intangibles are hereinafter sometimes referred to collectively as the "Property."

         1.3. Permitted Exceptions. The Property shall be conveyed subject to the matters which are deemed to be Permitted Exceptions pursuant to Section
2.3 hereof and subject to the matters described in Section 2.5 hereof (herein referred to collectively as the "Permitted Exceptions").

         1.4 Purchase Price. Seller is to sell and Purchaser is to purchase the Property for a total of Seven Million Five Hundred Fifty Thousand and No/100 Dollars ($7,550,000.00) (the "Purchase Price").

         1.5 Payment of Purchase Price. The Purchase Price shall be payable in full at Closing (as hereinafter defined) in cash or immediately available wire transferred funds.

         1.6 Earnest Money. Within one (1) business day after the Effective Date hereof, Purchaser shall deposit with Transnation Title Insurance Company (the "Title Company"), having its office at 1800 Lawrence Street, Denver, Colorado 80202, Attention: Margaret Newton, the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) (the "Earnest Money") in cash or immediately available funds. The Title Company is hereby instructed to hold the Earnest Money in an interest bearing account. The Title





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Company shall hold and disburse the Earnest Money in accordance with the provisions of this Agreement. All interest accruing on such sum shall become a part of the Earnest Money and shall be distributed as Earnest Money in accordance with the terms of this Agreement. In the event that Purchaser fails to deliver the Earnest Money to the Title Company within the time period provided in this Section 1.6, then Seller shall have the sole option to terminate this Agreement by sending written notice to Purchaser.

                                   ARTICLE II

                                TITLE AND SURVEY

         2.1 Commitment for Title Insurance. Within five (5) days after the Effective Date hereof, Seller shall obtain from the Title Company specified in
Section 1.6 hereof, at Seller's expense, a title insurance commitment (the "Title Commitment") covering the Property, showing all matters affecting title to the Property and binding the Title Company to issue at Closing an Owner's Policy of Title Insurance in the full amount of the Purchase Price pursuant to
Section 2.4 hereof. Purchaser shall instruct the Title Company to deliver to Purchaser, Seller and the surveyor described in Section 2.2 below copies of the Title Commitment and copies of all instruments referenced in Schedule B thereof.

         2.2 Survey. Seller shall, at Seller's expense, employ a reputable surveyor or surveying firm, licensed in Colorado, to survey the Property and prepare and deliver to Purchaser and the Title Company a survey thereof (the "Survey") within five (5) days after the surveyor's receipt of the Title Commitment.

         2.3 Title Review Period. Purchaser shall have ten (10) days (the "Title Review Period") after the receipt of the Title Commitment, legible copies of all instruments referred to in Schedule B thereof, and the Survey to notify Seller, in writing, of such objections as Purchaser may have to anything contained in the Title Commitment or the Survey; provided, however, that Purchaser shall not be entitled to object to any Permitted Exceptions described in Section 2.5 hereof. Any item contained in the Title Commitment or the Survey to which Purchaser does not object during the Title Review Period shall be deemed a Permitted Exception. In the event Purchaser shall notify Seller of objections to title or the Survey prior to the expiration of the Title Review Period, Seller shall have ten (10) days after receipt of notification of such objections (the "Cure Period") within which Seller may (but shall not be required to) cure or remove such objection. If Seller fails either to cure or remove such objection to the reasonable satisfaction of the Title Company prior to the expiration of the Cure Period, and





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if by reason of such objection the Title Company refuses to issue an Owner's
Policy of Title Insurance as provided in Section 2.4 below, Purchaser may either terminate this Agreement by written notice to Seller or waive such objection and accept such title as Seller is able to convey without any reduction in the Purchase Price. Failure of Purchaser to send written notice of the election available to it pursuant to the preceding sentence within five (5) days after the expiration of the Cure Period shall be deemed an election by Purchaser to elect to terminate this Agreement pursuant to Section 3.3.

         2.4 Owner's Policy of Title Insurance. At Closing, Seller shall convey and transfer to Purchaser by Special Warranty Deed such title to the Property as will enable the Title Company to issue to Purchaser, at Seller's expense, a standard coverage (similar to an ALTA policy) Owner's Policy of Title Insurance (the "Title Policy") covering the Property, in the full amount of the Purchase Price. The Title Policy may contain as exceptions the standard printed exceptions and the Permitted Exceptions. Any endorsements or extended coverage beyond the standard coverage shall be at Purchaser's option and expense.

         2.5 Title Conveyed Subject to Certain Matters. Notwithstanding anything contained herein to the contrary, the Property shall be conveyed subject to the following matters, which shall be deemed to be Permitted
Exceptions:

                 (a) building restrictions and zoning regulations heretofore or hereafter adopted by any municipal or other public authority relating to the Property, and rent or other regulations or laws, if any, now or hereafter in effect with respect to the Property;

                 (b) all notes or notices of violation of law or municipal ordinances, orders or requirements noted in or issued by any state or municipal department or public authority having jurisdiction, against or affecting the Property at the time of Closing;

                 (c) any and all assessments becoming liens subsequent to the date hereof, and in addition if at the date hereof the Property or any part thereof shall be or shall have been affected by any assessment or assessments which are payable in installments or may be paid in installments without penalty (other than interest), Purchaser shall pay all such installments which shall become due and payable or which may be paid without penalty (other than interest) after the date hereof, except that any installment relating to the current fiscal year (with any interest thereon) shall be apportioned between the parties at Closing;






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                 (d) all liens for real estate taxes on the Property for the current year which are not yet due and payable at the time of Closing;

                 (e) all exceptions of record shown on the Title Commitment as approved by Purchaser pursuant to Section 2.3; and

                 (f) all Leases affecting the Property.

                                  ARTICLE III

                               INSPECTION PERIOD

         3.1 Right of Inspection. During the period beginning upon the Effective Date and ending on December 15, 1997 (hereinafter referred to as the "Inspection Period"), subject to the rights of existing tenants of the Property, Purchaser shall have the right to make a physical inspection of the Property and to examine any books and records maintained by Seller relating to the Property at such place or places as said books and records may be located either at the site or at the Denver office of the Property Manager (excluding, however, internal memoranda, financial projections, appraisals and budgets). Purchaser understands and agrees that any on-site inspections of the Property shall be conducted upon at least twenty-four (24) hours prior written notice to Seller and in the presence of Seller or its representative. Purchaser agrees to indemnify and hold Seller harmless of and from any claim for damages or injuries arising from Purchaser's inspection of the Property, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify shall survive Closing or any termination of this Agreement. All inspections shall occur at reasonable times agreed upon by Seller and Purchaser and shall be conducted so as not to unreasonably interfere with use of the Property by Seller or its tenants. Purchaser, at is sole cost and expense and election, may obtain an ADA survey of the Property, prepared by an engineer acceptable to Purchaser. Seller shall not be responsible to make or pay for any improvements to the Property required by the ADA.

         3.2 Independent Audit. Promptly following the execution of this Agreement, Seller shall provide to Purchaser's representatives and independent accounting firms access to all financial and other information relating to the Property pursuant to Section 3.1 above, to enable Purchaser's representatives and independent accounting firms to prepare audited financial statements for 1995, 1996, and 1997 year-to-date in conformity with generally accepted accounting





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principles. Seller shall reasonably cooperate with Purchaser's representatives and independent accounting firms in connection with the aforementioned financial analysis. If this Agreement terminates prior to the Closing, other than by reason of a default by Seller, Purchaser shall deliver to Seller copies of any audited financial statements of the Property prepared for Purchaser and assign to Seller without warranty all of Purchaser's rights thereto.

         3.3 Right of Termination. Seller agrees that in the event Purchaser determines (such determination to be made in Purchaser's sole discretion) that the Property is not suitable for its purposes, Purchaser shall have the right to terminate this Agreement by sending written notice thereof (hereinafter referred to as the "Notice of Termination") to Seller prior to the expiration of the Inspection Period. Upon delivery by Purchaser of such Notice of Termination within the Inspection Period, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser. If Purchaser fails to send Seller a Notice of Termination prior to the expiration of the Inspection Period, Purchaser shall no longer have any right to terminate this Agreement under this Section 3.2 and shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to the terms of this Agreement.

         3.4 Confidentiality. Unless and until Closing, Purchaser shall keep all information regarding the Property confidential, except to the extent necessary to comply with applicable laws and regulations; provided, however, that it is understood and agreed that Purchaser may disclose such data and information to its employees, consultants, accountants and attorneys, provided that such persons agree in writing to treat such data and information confidentially or as otherwise required by applicable law. If, for any reason, Closing does not occur, Purchaser shall provide copies of all third party reports obtained by Purchaser relating to the Property to Seller at no expense to Seller, and shall return all documents and copies of documents which have been delivered by Seller to Purchaser back to Seller.

                                   ARTICLE IV

                                    CLOSING

         4.1 Time and Place. Closing of the transaction contemplated hereby ("Closing") shall be held at the offices of Transnational Title Insurance Company, 1800 Lawrence Street, Denver, Colorado, at 10:00 a.m. on or before December 31, 1997. At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively,





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Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions.

         4.2     Seller's Obligations at Closing. At Closing, Seller shall:

                 (a) deliver to Purchaser a Special Warranty Deed (the "Deed") in the form of Exhibit B attached hereto and made a part hereof, executed and acknowledged by Seller and in recordable form, conveying the Land and Improvements to Purchaser, subject only to the Permitted Exceptions;

                 (b) join with Purchaser in the execution and acknowledgment of a Bill of Sale and Assignment (the "Bill of Sale") in the form of Exhibit C attached hereto and made a part hereof with respect to the Property;

                 (c) join with Purchaser in the execution and acknowledgment of an Assignment and Assumption of Contracts (the "Assignment of Contracts") in the form of Exhibit D attached hereto and made a part hereof with respect to the Property;

                 (d) join with Purchaser in the execution of a Closing Memorandum and Indemnification Agreement (the "Closing Memorandum") in the form of Exhibit E attached hereto and made a part hereof with respect to the Property;

                 (e) join with Purchaser in the execution of a letter to each tenant of the Property in the form of Exhibit F attached hereto and made a part hereof;

                 (f) deliver to Purchaser a FIRPTA Affidavit in the form of Exhibit G attached hereto and made a part hereof, duly executed by Seller, stating that Seller is not a "foreign person" as defined in the federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, and in the event Seller is unable or unwilling to deliver the FIRPTA Affidavit, in lieu thereof the funds payable to Seller shall be adjusted in such a manner as to comply with the withholding provisions of such statutes;

                 (g) deliver to Purchaser the Tenant Estoppels (as hereinafter defined) required by this Agreement;

                 (h) deliver to Purchaser such evidence as Purchaser's counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;





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                 (i) deliver to Purchaser possession and occupancy of the
Property, subject to the Permitted Exceptions;

                 (j) deliver to Purchaser all available keys to the Property in Seller's possession; and

                 (k) originals of all leases, permits, certificates of occupancy, and evidence of termination of all service contracts Purchaser has elected to not assume prior to the expiration of the inspection period.

         4.3 Purchaser's Obligations at Closing. At Closing, Purchaser shall:

                 (a) pay to Seller the full amount of the Purchase Price in cash or immediately available wire transferred funds pursuant to Section 1.5 above, it being agreed that at Closing the Earnest Money shall be delivered to Seller and applied towards payment of the Purchase Price;

                 (b) join Seller in execution of the instruments described in Sections 4.2(b), 4.2(c), 4.2(d) and 4.2(e) above;

                 (c) deliver to Seller a Certificate Regarding Disclaimers in the form of Exhibit H attached hereto and made a part hereof, executed by Purchaser and its counsel;

                 (d) deliver to Seller a separate letter in the form of Exhibit I attached hereto and made a part hereof, duly executed by Purchaser, confirming that Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), and, in the event Purchaser is unable or unwilling to make such a representation, Purchaser shall be deemed to be in default hereunder, and Seller shall have the right to terminate this Agreement and to receive and retain the Earnest Money; and

                 (e) deliver to Seller such evidence as Seller's counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser.

         4.4     Credits and Prorations.

                 (a) The following shall be apportioned with respect to the Property as of 12:01 a.m., on the day of Closing, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs:





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                          (i) rentals and prepaid rentals (collectively
         "Rents") shall be prorated on the basis that Purchaser shall receive a credit for all Rent which Seller has actually received before the Closing which is allocable to the period after the Closing; any Rent collected by Purchaser subsequent to the Closing for Rent due prior to Closing shall be paid from Purchaser to Seller;

                          (ii) taxes (including personal property taxes on the Personal Property);

                          (iii) any assessments to the extent specified in
         Section 2.5(d) hereof;

                          (iv) payments under the Operating Agreements or other agreements affecting the Property;

                          (v) gas, electricity and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the meter reading occurring on the date of Closing; and

                          (vi) any other operating expenses of the Property incurred during the month in which Closing occurs.

                 (b) Notwithstanding anything contained in the foregoing provisions:

                          (i) At Closing, (A) Seller shall, at Seller's option, either deliver to Purchaser any security deposits provided in the Leases or credit to the account of Purchaser the amount of such security deposits (to the extent such security deposits are not applied against delinquent rents), and (B) Purchaser shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Property, or, at Seller's option, Seller shall be entitled to receive and retain such refundable cash and deposits.

                          (ii) Any taxes paid at Closing shall be prorated based upon the amounts actually paid.

                          (iii) Charges referred to in Section 4.4(a) above (other than those referred to in Section 4.4(a)(i)) which are payable by any tenant to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges unpaid and Purchaser





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         shall look solely to the tenant responsible therefor for the payment of the same. If Seller shall have paid any of such charges on behalf of any tenant, and shall not have been reimbursed therefor by the time of Closing, Purchaser shall credit to Seller an amount equal to all such charges so paid by Seller.

                          (iv) Seller shall receive the entire advantage of any discounts for the prepayment by it of any taxes, water rates or sewer rents.

                          (v) As to gas, electricity and other utility charges referred to in Section 4.4(a)(v) above, Seller may on notice to Purchaser elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller's obligation to pay such item directly in such case shall survive the Closing.

                          (vi) Purchaser shall be responsible for the payment of (A) all Tenant Inducement Costs (as hereinafter defined) and leasing commissions which become due and payable (whether before or after Closing) (1) as a result of any renewals or expansions of existing Leases which occur between the Effective Date and the date of Closing by the express terms of the leases or as otherwise approved by Purchaser, and (2) under any new Leases entered into between the Effective Date and the date of Closing which have been approved by Purchaser; and (B) all Tenant Inducement Costs and leasing commissions which become due and payable from and after the date of Closing. If as of the date of Closing Seller shall have paid any Tenant Inducement Costs or leasing commissions for which Purchaser is responsible pursuant to the foregoing provisions, Purchaser shall reimburse Seller therefor at Closing. For purposes hereof, the term "Tenant Inducement Costs" shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs, and moving, design, refurbishment and club membership allowances. The term "Tenant Inducement Costs" shall not include loss of income resulting from any free rental period, it being agreed that Seller shall bear the loss resulting from any





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         free rental period until the date of Closing and that Purchaser shall bear such loss from and after the date of Closing.

                 (c) All other matters with respect to apportionment shall be governed by the Closing Memorandum. All prorations and adjustments described in this Section 4.4 and in the Closing Memorandum shall be effected by increasing or decreasing, as appropriate, the amount of cash to be paid by Purchaser to Seller at Closing. The provisions of this Section 4.4 shall survive Closing.

         4.5 Closing Costs. Seller shall pay the fees of any counsel representing it in connection with this transaction; one-half (1/2) of any escrow fee which may be charged by the Title Company; the premium for the Owner's Policy of Title Insurance to be issued to Purchaser by the Title Company at Closing; and the cost of the Survey. Purchaser shall pay the fees of any counsel representing Purchaser in connection with this transaction; the fees for recording the deed conveying the Property to Purchaser; any transfer tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property; any title insurance fees or premiums in connection with any endorsements for extended coverage; and one-half (1/2) of any escrow fees charged by the Title Company. All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.

                                   ARTICLE V

                   REPRESENTATIONS, WARRANTIES AND COVENANTS

         5.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as follows:

                 (a) Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller's creditors, (iii) suffered the appointment of a receiver to take possession of the Property or all, or substantially all, of Seller's other assets, (iv) suffered the attachment or other judicial seizure of the Property or all, or substantially all, of Seller's other assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

                 (b) Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended and any related regulations.





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                 (c)      The Purchase and Sale Agreement (i) has been duly
authorized, executed and delivered by Seller, and (ii) does not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject.

                 (d) Seller has full and complete power and authority to enter into the Purchase and Sale Agreement and to perform its obligations hereunder.

                 (e) Seller is the lessor or landlord or the successor lessor or landlord under the leases. Except as otherwise set forth in the leases, to Seller's knowledge no presently effective rent concessions have been given to any tenants and no rent has been paid in advance by any tenants respecting a period subsequent to the Closing. To Seller's knowledge, no tenants have asserted in writing any claims, defenses or offsets to rent accruing from and after the date of Closing. To Seller's knowledge, except as disclosed to Purchaser, no material default, delinquency or breach exists on the part of any tenant. There are no material defaults or breaches on the part of the landlord under any lease. In the event that any Tenant Estoppel delivered to Purchaser with respect to any lease shall contain any statement of fact, information or other matter which is inconsistent with the matters stated in Seller's representations, the Tenant Estoppel shall control and Seller shall have no liability for any claim based upon a breach of representation regarding such statement of fact, information or other matter contained in the Tenant Estoppel.

                 (f) To Seller's knowledge, there is no litigation, arbitration or governmental proceeding pending or threatened with respect to the Property or any unsatisfied judgment which could individually or in the aggregate have a material adverse effect on title to the Property or the consummation of the transaction.

                 (g) No condemnation proceedings relating to the Property are pending or, to Seller's knowledge, threatened.

                 (h) To Seller's knowledge, Seller has not received any written notice of any violation of applicable laws or codes concerning the Property.

                 (i) Except as set forth in any environmental assessment reports in Seller's possession and disclosed to Purchaser or as otherwise disclosed to Purchaser in writing by Seller, to Seller's knowledge, Seller has received no written notification, complaint or request for information that any governmental or quasi-





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
governmental authority, tenant or other third party has alleged or determined that there are any violations of environmental statutes, ordinances or regulations affecting the Property.

         5.2 Covenants of Seller. Seller hereby covenants with Purchaser as follows:

                 (a) From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall use reasonable efforts to operate and maintain the Property in the manner Seller has operated and maintained the Property prior to the date hereof.

                 (b) Seller shall obtain and deliver to Purchaser prior to Closing, a written estoppel certificate in the form of Exhibit J attached hereto and made a part hereof signed by tenants of the Property representing Eighty Percent (80%) of the total gross revenue of the Property. The signed certificates are referred to herein as the "Tenant Estoppels".

                 (c) A copy of each Lease presented to Seller between the Effective Date and the date of Closing for its approval and execution will be submitted to Purchaser prior to execution by Seller. Purchaser agrees to notify Seller in writing within five (5) business days after its receipt of each such Lease of either its approval or disapproval thereof, including all Tenant Inducement Costs and leasing commissions to be incurred in connection therewith. In the event Purchaser fails to notify Seller in writing of its approval or disapproval of any such Lease within the five (5) day time period for such purpose set forth above, such failure shall be deemed the disapproval by Purchaser of such Lease. At Closing, Purchaser shall reimburse Seller for any Tenant Inducement Costs or leasing commissions incurred by Seller pursuant to a new Lease approved (or deemed approved) by Purchaser.

         5.3 Actual Knowledge Defined. References in Sections 5.1 and 5.2 above to the "actual knowledge" of Seller shall refer only to the actual knowledge of Daniel Arrowood, Vice President of ERE Yarmouth, and shall not be construed to refer to the knowledge of any other officer, agent or employee of Seller or ERE Yarmouth or Compass Management & Leasing, Inc. or any affiliate thereof or to impose upon him any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. No claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of fact or other matter which was known to Purchaser prior to Closing and (b) written notice of the specific nature of the breach is not given to Seller prior to the expiration of ninety (90) days after the Closing (the "Notice





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
Deadline") and an action has not been commenced against Seller within sixty
(60) days after the Notice Deadline. Seller's maximum liability for a breach of any representation or warranty shall be limited to One Million Dollars ($1,000,000.00).

         5.4 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller:

                 (a) Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of ERISA.

                 (b) Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser's obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been taken.

         5.5     Covenants of Purchaser.

                 (a) Purchaser hereby covenants with Seller that Purchaser shall, in connection with its investigation of the Property during the Inspection Period, inspect the Property for the presence of asbestos, polychlorinated biphenyl emissions or other hazardous substances, materials and wastes (as those terms may be defined by applicable federal or state law, rule or regulation), and shall furnish to Seller at Closing copies of any reports received by Purchaser in connection with any such inspection. Purchaser hereby assumes full responsibility for such inspections and irrevocably waives any claim against Seller arising from the presence of such materials on the Property. Purchaser shall also furnish to Seller at Closing copies of any other reports received by Purchaser relating to any other inspections of the Property conducted on Purchaser's behalf, if any (including, specifically, without limitation, any reports analyzing compliance of the Property with the provisions of the Americans with Disabilities Act ("ADA"), 42 U.S.C. Section 12101, et seq., if applicable).

                 (b) Upon the acquisition of the Property by Purchaser, Compass Management and Leasing, Inc. ("Compass"), the current manager of the Property, shall have the same right to register prospective tenants of the Property with Purchaser as exists under the current management agreement affecting the Property, and in the event a lease with any tenant so registered is consummated within sixty (60) days after Closing, Purchaser shall pay Compass a leasing commission in accordance with said management agreement.

                                   ARTICLE VI

                                    DEFAULT

         6.1 Default by Purchaser. In the event that the Earnest Money is delivered to the Title Company as herein provided and Purchaser fails to consummate this Agreement for any reason, except Seller's default or the permitted termination of this Agreement by either Seller or Purchaser as herein expressly provided, Seller shall be entitled, as its sole remedy, to terminate this Agreement and receive the Earnest Money as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof. Notwithstanding anything to the contrary contained in this Section 6.1, if Purchaser or any affiliate of Purchaser asserts a claim to the Property which clouds Seller's title thereto, and if such claim is found by a court of competent jurisdiction to be without merit, then Seller shall have all remedies available at law or in equity against Purchaser.

         6.2 Default by Seller. In the event that Seller fails to consummate this Agreement for any reason, except Purchaser's default or the permitted termination of this Agreement by Seller or Purchaser as herein expressly provided, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Earnest Money, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller's obligation to execute the documents required to convey the Property to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser expressly waives its rights to seek damages in the event of Seller's default hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the date upon which Closing was to have occurred.

                                  ARTICLE VII

                                  RISK OF LOSS

         7.1 Minor Damage. In the event of loss or damage to the Property or any portion thereof (the "premises in question") which is not "major" (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller performs any necessary repairs or, at Seller's option, reduces the cash portion of the Purchase Price in an amount equal to the cost of such repairs, Seller thereby retaining all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs.

         7.2 Major Damage. In the event of a "major" loss or damage, either Seller or Purchaser may terminate this Agreement by written notice to the other party, in which event the Earnest Money shall be returned to Purchaser. If neither Seller nor Purchaser elects to terminate this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Seller and Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller's option, either
(a) perform any necessary repairs, or (b) assign to Purchaser all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser. For purposes of Sections
7.1 and 7.2, "major" loss or damage refers to the following: (i) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the certified opinion of a mutually acceptable architect, equal to or greater than One Hundred Thousand and No/100 Dollars ($100,000.00), and (ii) any loss due to a condemnation which permanently and materially impairs the current use of the Property.

                                  ARTICLE VIII

                                  COMMISSIONS

         8.1     Brokerage Commissions. Seller agrees to pay to CB
Commercial Real Estate Group, Inc. (the "Broker") a brokerage commission pursuant to a separate agreement in the event the transaction contemplated by this Agreement is consummated, but not otherwise. Each party agrees that should any claim be made for brokerage commissions or finder's fees by any broker or finder other than the Broker by, through or on account of any acts of said party or its representatives, said party will hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. By its signature hereto, the Broker represents to Seller and Purchaser (a) that the Broker is a duly licensed real estate broker under the laws of the state in which the Property is located and (b) that the Broker has not entered into any arrangement with any other party whereby such other party is entitled to any commission or finder's fee in connection with this transaction, and the Broker agrees that should any claim be made for brokerage commissions or finder's fees by any other party by, through or on account of any acts of the Broker or its representatives, the Broker shall hold Purchaser and Seller free and harmless from and against any and all loss, cost, damage and expense in connection therewith. In the event the transaction envisioned hereby fails to close for any reason, Seller shall have no obligation for the payment of any commission or similar type fee hereunder. The provisions of this paragraph shall survive Closing.

                                   ARTICLE IX

                            DISCLAIMERS AND WAIVERS

         9.1 No Reliance on Documents. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that
(a) any environmental or other report with respect to the Property which is delivered by Seller to Purchaser shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such report.

         9.2 Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER'S WARRANTY OF TITLE TO BE SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS", EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, VERBALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED

OR ALLEGED AGAINST SELLER AT ANY TIME BY REASON OF OR ARISING OUT OF ANY CONSTRUCTION DEFECTS, PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. PURCHASER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, SUCH CLEAN-UP, REMOVAL OR REMEDIATION SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF PURCHASER.

         9.3 Effect and Survival of Disclaimers. Seller and Purchaser agree that the provisions of this Article IX shall survive Closing.

                                   ARTICLE X

                                 MISCELLANEOUS

         10.1 Confidentiality. Purchaser and its representatives shall hold in strictest confidence all data and information obtained with respect to Seller or its business, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others, except as required by applicable laws or regulations; provided, however, that it is understood and agreed that Purchaser may disclose such data and information to the employees, consultants, accountants and attorneys of Purchaser and any person or entity which Purchaser anticipates will invest in the Property. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. It is understood and agreed that, with respect to any provision of this Agreement which refers to the termination of this Agreement and the return of the Earnest Money to Purchaser, such Earnest Money shall not be returned to Purchaser unless and until Purchaser has fulfilled its obligation to return to Seller the materials described in the preceding sentence. In the event of a breach or threatened breach by Purchaser or its agents or representatives of this Section 10.1, Seller shall be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach.

         10.2 Public Disclosure. Prior to Closing, any release to the public of information with respect to the matters set forth in this Agreement will be made only in the form approved by Purchaser and

Seller and their respective counsel, or as otherwise required by applicable laws or regulations.

         10.3 Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those, if any, which are herein specifically stated to survive Closing.

         10.4 Assignment. Purchaser may not assign its rights under this Agreement without first obtaining Seller's written approval, which approval shall not be unreasonably withheld or delayed by Seller.

         10.5 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) expedited delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) prepaid telegram, telex or telecopy (provided that such telegram, telex or telecopy is confirmed by expedited delivery service or by mail in the manner previously described), sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of telegram, telex or telecopy upon receipt. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:

         The Equitable Life Assurance
         Society of the United States
         c/o ERE Yarmouth
         ATTN: Daniel Arrowood
         Post Office Box 19780
         19800 MacArthur Boulevard, #1000
         Irvine, California 92612
         TELECOPY: (714) 476-9390
         TELEPHONE: (714) 263-9513
with a copy to:

         Donald L. Cook, Esq.
         Wood, Ris & Hames, P.C.
         1775 Sherman Street, #1600
         Denver, Colorado 80203
         TELECOPY: (303) 830-8772
         TELEPHONE: (303) 863-7700

If to Purchaser:

         American Industrial Properties REIT
         Attn: Lewis D. Friedland
         6210 N. Beltline Road, Suite 170
         Irving, Texas 75063-2656
         TELECOPY: (972) 756-0704
         TELEPHONE: (972) 756-6000

with a copy to: [Purchaser's Counsel]

         Brad B. Hawley, Esq.
         Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
         2200 Ross Avenue, Suite 900
         Dallas, Texas 75201
         TELECOPY: (214) 220-4899
         TELEPHONE: (214) 220-4888

         10.6 Binding Effect. This Agreement shall not be binding in any way upon Seller unless and until (a) Seller shall execute and deliver the same to Purchaser, (b) each stage of Seller's investment approval process has approved this transaction, and (c) Seller's Investment Committee has thereafter given its written approval thereof. If Seller has not sent Purchaser written notice (the "Approval Notice") of such approvals within twenty (20) calendar days after the Effective Date (the "Approval Deadline"), or if prior to the Approval Deadline Seller notifies Purchaser in writing that this Agreement has been disapproved by the persons or entities referred to in clauses (b) or (c) of the preceding sentence, then this Agreement shall be deemed terminated and Purchaser shall be entitled to the return of the Earnest Money. It is understood and agreed that at each stage of Seller's investment approval process, Seller or its investment advisor, Equitable Real Estate Investment Management Inc., shall each have the right, in its unfettered discretion, to disapprove the transaction contemplated by this Agreement, without obligation thereafter to proceed to the next stage of Seller's investment approval process. Seller's approval of this Agreement shall be evidenced only by both Seller's execution of this Agreement and Seller's sending of the Approval Notice to Purchaser prior to the Approval Deadline and, accordingly, Purchaser acknowledges and agrees that Purchaser cannot and will not rely upon any other statement or action of

Seller or its representatives as evidence of Seller's approval of this Agreement or the subject matter hereof.

         10.7 Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

         10.8 Tenant Notification Letters. Seller shall prepare and Purchaser shall deliver to each and every tenant of the Property under a lease thereof a signed statement acknowledging Purchaser's receipt and responsibility for each tenant's security deposit (to the extent delivered by Seller to Purchaser at Closing), if any, all in compliance with and pursuant to the applicable provisions of applicable law. The provisions of this paragraph shall survive Closing.

         10.9 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5 p.m., local time.

         10.10 Time of Essence. Seller and Purchaser agree that time is of the essence of this Agreement.

         10.11 Successors and Assigns. The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

         10.12 Entire Agreement. This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior agreements and understandings between the parties pertaining to such subject matter.

         10.13 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this

Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property.

         10.14 Attorneys' Fees. In the event of any controversy, claim or dispute between the parties affecting or relating to the subject matter or performance of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all of its reasonable expenses, including reasonable attorneys' and accountants' fees.

         10.15 Counterparts. This Agreement may be executed in several counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

         10.16 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

         10.17 Applicable Law. THIS AGREEMENT IS PERFORMABLE IN THE STATE IN WHICH THE PROPERTY IS LOCATED AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF SUCH STATE. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN, THE STATE IN WHICH THE PROPERTY IS LOCATED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 10.17 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

         10.18 Limited Liability. The obligations of Seller arising by virtue of this Agreement shall be limited to the interest of Seller in the Property and resort shall not be had to any other assets of Seller.

         10.19 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

         10.20 Exhibits and Schedules. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

                 (a)      Exhibit A -      Legal description of the Land

                 (b)      Exhibit B -      Form of Special Warranty Deed

                 (c)      Exhibit C -      Form of Bill of Sale and Assignment

                 (d)      Exhibit D -      Form of Assignment and Assumption of
                                           Contracts

                 (e)      Exhibit E -      Form of Closing Memorandum and
                                           Indemnification Agreement

                 (f)      Exhibit F-       Form of Tenant Notification Letter

                 (g)      Exhibit G -      Form of FIRPTA Affidavit

                 (h)      Exhibit H -      Form of Certificate Regarding
                                           Disclaimers

                 (i)      Exhibit I -      Form of ERISA Statement

                 (j)      Exhibit J -      Form of Tenant Estoppel

                 (k)      Exhibit K -      November 10, 1997 letter -
                                           Underground Storage Tank

         10.21 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

         10.22 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

         10.23 Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement (such as the indemnification obligation of Purchaser set forth in Section 3.1).

         10.24 Municipal Utility District Notices. Purchaser agrees that if the Property or any portion thereof is located in a municipal utility district, Purchaser will, within five (5) days after request by Seller, execute any and all notices which, in the opinion of counsel for Seller, are required by law to be given to Purchaser with respect to the Property.

         10.25 Underground Storage Tank. Seller shall, within thirty (30) days after Closing, cause the existing underground storage tank to be removed pursuant to the procedure set forth in Exhibit K attached hereto and incorporated herein and in accordance with applicable state and federal laws. Seller shall be responsible for any claims arising from the existence and/or removal of such tank.

         10.26 Centura Health Corporation Tenant Improvement Allowance. At Closing, Purchaser shall receive a credit for any undisbursed tenant improvement allowance under the lease with Centura Health Corporation, in an amount up to Four Hundred Twenty-Two Thousand Seventy-Four and 50/100 Dollars ($422,074.50). As of the date hereof, none of the tenant improvement allowance has been disbursed and none will be disbursed without Purchaser's prior written consent, which consent will not be unreasonably withheld nor delayed.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be effective as of the Effective Date.


SELLER:
Executed by Seller THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, a New York corporation, this _________ day of ______________, 1997.


By:    /s/ SUSAN HAWKEN
    -------------------------------
Name:      Susan Hawken
      -----------------------------
Title:     Investment Officer
       ----------------------------

PURCHASER:

Executed by Purchaser AMERICAN INDUSTRIAL PROPERTIES REIT this ______ day of _______________, 1997.


By:    /s/ LEWIS D. FRIEDLAND
    -------------------------------
Name:      Lewis D. Friedland
      -----------------------------
Title:     Vice President
       ----------------------------

                        ACKNOWLEDGMENT BY TITLE COMPANY

         The Title Company, Transnation Title Insurance Company, hereby agrees to perform its obligations under this Agreement and acknowledges receipt of a fully executed counterpart of this Agreement on the ______ day of ______________, 1997.


TRANSNATION TITLE INSURANCE COMPANY


By:________________________________
Name:______________________________
Title:_____________________________